Pricing Supplement No. 21 dated                 Filed pursuant to Rule 424(b)(5)
December 20, 2004.                                           File No. 333-112244
(To Prospectus dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-021

                   5.25% CALLABLE NOTES DUE DECEMBER 15, 2024

The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $811,000.00    Interest Rate:         5.25%

Price to Public:         100%           Issuance Date:         December 23, 2004

Net Proceeds to Trust:   $790,725.00    Stated Maturity Date:  December 15, 2024

Agent's Discount:        2.50%          Initial Interest
                                        Payment Date:          June 15, 2005

CUSIP Number:     41659FAV6             Interest Payment
                                        Frequency:             Semi-Annually

Day Count Convention: 30/360            Regular Record Dates:  15 days prior to
                                                               an Interest
                                                               Payment Date.

Optional Redemption: Yes [ X ] No [ ]   The Survivor's Option [X] is [  ] is not
                                        available
  Optional Redemption Date:              Annual Put Limitation: $1 million or 1%
    December 15, 2008 or any             Individual Put Limitation: $250,000
    Interest Payment Date thereafter.    Trust Put Limitation: N/A
  Initial Redemption Percentage: 100%
  Annual Percentage Reduction:   N/A
  Redemption
  may be: [X] In whole only.            Authorized
          [ ] In whole or in part.      Denominations: $1,000 integral amounts.

Securities Exchange Listing: None.

Special Tax Considerations:   None.     Other Provisions Relating
                                        to the Notes:                   None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services, Raymond James, Banc of America Securities LLC, Charles Schwab & Co., Inc., RBC Dain Rauscher, Inc.

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:      FA-404021              Interest Rate:       5.25%

Contract Payment:       $811,015.00            Effective Date: December 23, 2004

Deposit Amount:         $790,740.00            Stated Maturity
(if different from                             Date:           December 15, 2024
Contract Payment)

Day Count Convention:   30/360                 Initial Interest
                                               Payment Date:   June 15, 2005

Special Tax
Considerations:         None.                  Interest Payment
                                               Frequency:      Semi-Annually


Optional Redemption: Yes [X]  No [ ]           Survivor Option: Under the
Optional Redemption Date: December 15, 2008     Funding Agreement, Hartford Life
                    or any Interest Payment     Insurance Company [X] is [ ]
                    Date thereafter.            is not required to provide the
      Initial Redemption Percentage: 100%       Trust with amounts it needs to
      Annual Percentage Reduction:   N/A        honor valid exercises of the
      Redemption may be: [X] In whole only.     Survivor's Option.
                         [ ] In whole or in
                             part.             Other Provisions Relating to the
                                               Funding Agreement:        None.



Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT


It is anticipated that, as of December 23, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

               Standard & Poor's: AA-          Moody's: Aa3


The Moody's rating also extends to the Program under which the Notes are issued.